EXHIBIT 99.1

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

Palo Alto, CA,—February 19, 2004—Telik, Inc. (Nasdaq: TELK) reported a net loss of $14.5 million, or $0.36 per share, for the fourth quarter ended December 31, 2003, compared with a net loss of $12.6 million, or $0.36 per share, for the comparable period in 2002. For the fiscal year ended December 31, 2003, the company reported a net loss of $50.6 million, or $1.38 per share, compared with a net loss of $34.8 million, or $1.17 per share, for the fiscal year ended December 31, 2002.

For the quarter ended December 31, 2003, total operating expenses increased to $14.9 million, from $13.4 million for the same quarter in 2002. Total operating expenses increased to $52.2 million for the year ended December 31, 2003, from $37.2 million for the year ended December 31, 2002. The increase in operating expenses for the year ended December 31, 2003 compared to the year ended December 31, 2002 was due to expanded clinical development of TELCYTA™ (TLK286) and TELINTRA™ (TLK199), increased headcount and higher facility expenses as a result of our new facility in Palo Alto.

At December 31, 2003, Telik had $201.1 million in cash, cash equivalents and investments including restricted investments, compared to $104.3 million at December 31, 2002. The increase in the company’s cash balances was due to the successful completion of a follow-on offering in the fourth quarter of 2003, which resulted in net proceeds to Telik of approximately $142.8 million.

Highlights during 2003 included:

TELCYTA™

•	Telik reported positive, confirmatory results from additional Phase 2 studies of TELCYTA™ administered as a single agent in ovarian and non-small cell lung cancer at the American Society of Clinical Oncology meeting in June.

•	Also at the ASCO meeting, Telik reported positive preliminary data from the first clinical trial of TELCYTA™ in advanced metastatic breast cancer. An extension of this trial is in progress in women with metastatic breast cancer who have not previously received chemotherapy.

•	The Phase 3 registration trial of TELCYTA™ in ovarian cancer was initiated. The trial is designed to enroll approximately 440 women with platinum refractory or resistant ovarian cancer who have also failed treatment with one of the approved second line agents.

•	A Phase 3 registration trial of TELCYTA™ in platinum resistant non-small cell lung cancer was announced and is scheduled to begin in the current quarter.

•	The protocols for the TELCYTA™ Phase 3 registration trials were reviewed by the FDA under Special Protocol Assessments, and the FDA granted Fast Track status for TELCYTA™ for the treatment of ovarian and non-small cell lung cancer in the third line setting.

•	Positive interim clinical results were reported using TELCYTA™ in combination treatment regimens with carboplatin, Taxotere® and Doxil®, drugs that are used in current front line and second line chemotherapy.

TELINTRA™

•	At the American Society of Hematology meeting in December, Telik reported positive interim results from the ongoing Phase 1-2a clinical trial of TELINTRA™ in myelodysplastic syndrome.

PIPELINE AND TRAP TECHNOLOGY

•	Telik’s pipeline, generated through the application of its proprietary TRAP drug discovery technology, continued to advance in development. In November at the AACR-NCI-EORTC conference, Telik reported new data on its small molecule c-raf kinase inhibitors. Also at the AACR-NCI-EORTC meeting, Telik reported on several TRAP-generated lead compounds developed through its collaborations with leading academic cancer institutions.

•	In April, Telik announced a TRAP collaboration with Roche under which Telik identifies drug candidates active against a pharmaceutical target selected by Roche.

Conference Call and Webcast

Telik will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 pm. Pacific time) today. During the conference call, Telik management will review the company’s recent progress and provide guidance with respect to its currently anticipated financial results for 2004. A live webcast of the conference call will be available by logging on to www.telik.com. A replay of the webcast will be will be available from approximately 8:30 p.m. Eastern time February 19 through February 26, 2004. Access to the live teleconference call is also available by calling 612-332-0819.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidate is TELCYTA™ (TLK286), a tumor-activated small molecule product candidate that is in a Phase 3 registration trial in advanced ovarian cancer and in Phase 2 clinical trials in ovarian, non-small cell lung and breast cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including any statements regarding the potential for TELCYTA™ (TLK286) or TELINTRA™ (TLK199) to treat one or more types of cancer. There are a number of important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, the following: none of Telik’s product candidates, including TELCYTA™, has been determined to be safe or effective in humans or received regulatory approval for marketing; it may take us several years to complete clinical trials of our product candidates, including TELCYTA™, prior to seeking regulatory approval for any indication; success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of clinical trials do not necessarily predict final results; if our competitors develop and market products that are more effective than our product candidates, or obtain regulatory approval before we do, our commercial opportunity will be reduced or eliminated; if we do not obtain regulatory approval to market products in the United States and foreign countries, we will not be permitted to commercialize our product candidates; if we are unable to contract with third parties to manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development of product candidates could be delayed; and if we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations and clinical trials to develop our product candidates. These and other risks are detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2002 and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Telik does not undertake any obligation to update forward-looking statements.

– Financials Attached –

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Contract revenue from collaborations:
With related parties	$—	$250	$417	$1,245
Other	7	—	19	—
Other revenues	—	—	—	42

Total revenues	7	250	436	1,287

Operating costs and expenses:
Research and development	11,660	11,536	42,311	30,549
General and administrative	3,202	1,836	9,915	6,665

Total operating costs and expenses	14,862	13,372	52,226	37,214

Loss from operations	(14,855)	(13,122)	(51,790)	(35,927)

Interest income, net	325	489	1,148	1,145

Net loss	$(14,530)	$(12,633)	$(50,642)	$(34,782)

Basic and diluted net loss per common share	$(0.36)	$(0.36)	$(1.38)	$(1.17)

Weighted average shares used to calculate basic and diluted net loss per common share	39,822	35,496	36,812	29,786

Selected Balance Sheet Data

(in thousands)

	December 31, 2003	December 31, 2002
Cash, cash equivalents, investments and restricted investments	$201,088	$104,282

Total assets	208,307	108,973

Stockholders’ equity	194,302	99,205

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